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                                                                      EXHIBIT 99
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               HARRIS CORPORATION SIGNS AGREEMENT TO SELL INTEREST
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                 IN GE HARRIS RAILWAY ELECTRONICS JOINT VENTURE
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MELBOURNE, FLORIDA. MAY 9, 2001 - Harris Corporation (NYSE:HRS) today announced that it has entered into a definitive agreement to sell its minority ownership interest in the GE Harris Railway Electronics joint venture to General Electric Company. The transaction, which is subject to antitrust approval, is expected to close during the current quarter, which ends June 30, 2001.

The GE Harris Railway Electronics joint venture, headquartered in Melbourne, was formed in 1995 to develop and sell advanced electronic products and systems for the railroad and rail transit industry. GE has a controlling 51 percent interest in the joint venture and Harris has a 49 percent interest.

"The joint venture has been a very successful enterprise that has advanced technology and safety within the railway industry and has served both companies well," commented Phillip W. Farmer, chairman and CEO of Harris. "The recent acquisition of Harmon Industries by GE and its planned integration into the JV, which Harris supports, has a diluting effect on Harris' ownership position and alters the JV priorities. Both Harris and GE believe the business will prosper better by closer integration with GE's core Transportation Systems business."

Harris Corporation is an international communications equipment company focused on providing product, system and service solutions that take its customers to the next level. The company provides a wide range of products and services for wireless, broadcast, network support, and government markets. Harris has sales and service facilities in more than 90 countries. Additional information about Harris Corporation is available at www.harris.com.

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Harris Contact Information:
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Tom Hausman                                Pamela Padgett
Director Public Relations                  Vice President Investor Relations
321-727-9131                               321-727-9383
thausm01@harris.com                        ppadge01@harris.com